AMENDMENT NO. 1 TO QUARTERLY REPORT
                      ON FORM 10-Q FOR THE PERIOD
                         ENDED JUNE 30, 1994


     The undersigned regristrant hereby amends Note 9 of Notes to Unaudited Consolidated Financial Statements contained in Item 1 Financial Statements of its Quarterly Report on Form 10-Q for the Period ended June 30, 1994.
As so amended Item 1 in its entirety reads as follows:



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PART I.   FINANCIAL INFORMATION
ITEM 1.   FINANCIAL STATEMENTS
          LONE STAR INDUSTRIES, INC.
          CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
          (In Thousands)
                            Successor Company              Predecessor Company

                            For the Three  For the Three   For the Three  For the Six
                            Months Ended    Months Ended   Months Ended  Months Ended
Consolidated Income         June 30, 1994  March 31, 1994  June 30, 1993 June 30, 1993


Revenues:
   Net sales                     $86,995          $33,709       $70,580       $103,057
   Joint venture income            1,269              381        10,981         12,610
   Other income, net                 823            2,691         2,497          5,067
                                  89,087           36,781        84,058        120,734
Deductions from revenues:
   Cost of sales                  61,403           29,694        56,827         85,328
   Selling, general and administrative
      expenses                     7,487            9,836        10,074         20,280
   Depreciation and depletio       5,979            6,688         6,577         13,161
   Recovery of litigation se      -                (6,500)       -             -
   Interest expense                2,219              233           428            902
                                  77,088           39,951        73,906        119,671

Income (loss) before reorganization items and
  income taxes                    11,999           (3,170)       10,152          1,063
Reorganization items:
   Adjustments to fair value      -              (133,917)       -             -
   Loss on sale of assets         -              -              (44,889)       (44,889)
   Other items                    -               (13,396)       (2,589)        (5,197)
                                  -              (147,313)      (47,478)       (50,086)
Income (loss) before income taxes and cumulative
   effect of change in accou      11,999         (150,483)      (37,326)       (49,023)
   (Provision) credit for in      (4,085)            (155)        9,039          7,161

Income (loss) before cumulative effect of change in
  accounting principles and        7,914         (150,638)      (28,287)       (41,862)
Cumulative effect of change in accounting principles:
   Postretirement benefits o      -              -               -                (782)
Extraordinary item: gain on discharge of
  prepetition liabilities         -               127,520        -             -

Income (loss) before preferr       7,914          (23,118)      (28,287)       (42,644)
Provision for preferred divi      -                (1,278)       (1,278)        (2,556)

Net income (loss) applicable      $7,914         ($24,396)     ($29,565)      ($45,200)


Weighted average common shar      12,000        (a)             (a)           (a)


Primary and fully diluted income per common share:
Income before cumulative eff       $0.62        (a)             (a)           (a)
  accounting principles
Cumulative effect of change       -             (a)             (a)           (a)
  principles
Extraordinary gain on discha      -             (a)             (a)           (a)
  liabilities
Net income per common share        $0.62        (a)             (a)           (a)







(a) Earnings per share are not meaningful due to reorganization and revaluation entries and the issuance of 12 million shares of new common stock.

The accompanying Notes to Unaudited Consolidated Financial Statements are an integral part of the Financial Statements.
                                 3
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